Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contacts:

CryoLife D. Ashley Lee Executive Vice President, Chief Financial Officer and Chief Operating Officer Phone: 770-419-3355	The Ruth Group Nick Laudico / Zack Kubow 646-536-7030 / 7020 nlaudico@theruthgroup.com zkubow@theruthgroup.com

CryoLife Reports Third Quarter Financial Results

Recent Highlights:

•	Received Expanded Indication for BioGlue in Japan
•	Commenced Direct Sales in France
•	Strengthened Management Team

ATLANTA, GA – (October 27, 2015) – CryoLife, Inc. (NYSE: CRY),  a leading medical device and tissue processing company focused on cardiac and vascular surgery, announced today its results for the third quarter and first nine months of 2015.

J. Patrick Mackin, Chairman, President, and Chief Executive Officer, said, “During the third quarter we made meaningful progress on many of our key strategic objectives which we expect to drive margin expansion and to enhance our growth profile beginning in 2016.    Our objectives include maximizing the opportunity for our recently launched products ProCol® and PhotoFix™,  pursuing our indication expansion for BioGlue in Japan, and commencing direct sales in France effective October 1, 2015.   To oversee these efforts, we recently brought on a highly experienced leader to head our global sales and marketing function.   We also implemented new protocols in our tissue processing business that we expect to bring greater efficiency and to allow us to improve product availability and gross margins in the coming quarters.  Moreover, there were several large expenses in 2015, some of which will not likely recur in 2016.   Lastly, we are active in business development,  seeking to leverage our well-established relationships in cardiac and vascular surgery.  We are optimistic that, through business development, we can further enhance our growth trajectory.”

Revenues for the third quarter of 2015 decreased 1 percent to $36.7 million, compared to $37.1 million for the third quarter of 2014.  Foreign currency exchange adversely affected revenues for the third quarter of 2015 by $336,000 or 1 percent.  Product revenues were $19.9 million for the third quarter of 2015, down 3 percent from $20.4 million in the third quarter of 2014.  This primarily reflects decreases in revenues in BioGlue and Cardiogenesis cardiac laser therapy, partially offset by increased revenues from the recent launches of ProCol and PhotoFix.    The decrease in product revenues was primarily due to the transition to a direct sales model in France and the strengthening U.S. dollar.    Tissue processing revenues were $16.8 million for the third quarter of 2015, up 1 percent compared to $16.7 million for the third quarter of 2014, driven primarily by an increase in average service fees.

Revenues for the first nine months of 2015 decreased 1 percent to $106.1 million, compared to $107.5 million for the first nine months of 2014.  Foreign currency exchange adversely affected revenues for the first nine months of 2015 by $1.1 million, or 1 percent.  Product revenues were $59.2 million for the first nine months of 2015, down 2 percent from $60.2 million in the first nine months of 2014.  Product revenues reflect a decrease in BioGlue revenues primarily due to the transition to a direct sales model in France and the strengthening U.S. dollar, partially offset by increased revenues from the recent launches of ProCol and PhotoFix.  Tissue processing revenues were $46.9 million for the first nine months of 2015, down 1 percent compared to $47.3 million for the first nine months of 2014,  primarily due to a decrease in tissue shipments.

Net income for the third quarter of 2015 was $2.1 million, or $0.08 per basic and $0.07 per fully diluted common share, compared to net income of $2.3 million, or $0.08 per basic and fully diluted common share, for the third quarter of 2014.  Excluding certain items as shown in the schedules below, proforma non-GAAP fully diluted earnings per share was $0.10 in the third quarter of 2015, compared to $0.09 in the third quarter of 2014.

Net income for the first nine months of 2015 was $1.4 million, or $0.05 per basic and fully diluted common share, compared to net income of $5.5 million, or $0.20 per basic and $0.19 per fully diluted common share, for the first nine months of 2014.  Excluding certain items as shown in the schedules below, proforma non-GAAP fully diluted earnings per share was $0.13 in the first nine months of 2015, as compared to $0.18 in the first nine months of 2014.

The Company’s updated 2015 financial guidance is summarized below.  The guidance does not include any effect related to future business development activities.

2015 Financial Guidance Summary
	Previous	Current
Total revenues	$148.5 million – $150.5 million 3% – 4% increase over 2014	$146 million - $148 million 1% - 3% increase over 2014
Product revenues	Low-single digits % increase over 2014	Flat from 2014
Tissue processing revenues	Low-single digits % increase over 2014	Low-single digits % increase over 2014
Gross margins	Approximately 60%	Approximately 61%
R&D expenses	$13.0 million - $14.0 million	$11.0 million - $12.0 million
Earnings per share	Breakeven	$0.09 - $0.11

The Company’s financial guidance for the full year of fiscal 2015 is subject to the risks described below in the last paragraph of this press release, prior to the financial tables.

Webcast and Conference Call Information

The Company will hold a teleconference call and live webcast today at 10:00 a.m. Eastern Time to discuss the results followed by a question and answer session hosted by Mr. Mackin.

To listen to the live teleconference, please dial 201-689-8261 a few minutes prior to 10:00 a.m.  A replay of the teleconference will be available October 27 through November 2 and can be accessed by calling (toll free) 877-660-6853 or 201-612-7415.  The conference number for the replay is 13622876.

The live webcast and replay can be accessed by going to the Investor Relations section of the CryoLife Web site at www.cryolife.com and selecting the heading Webcasts & Presentations.

About CryoLife, Inc.

Headquartered in suburban Atlanta, Georgia, CryoLife is a leader in the manufacturing, processing, and distribution of implantable living tissues and medical devices used in cardiac and vascular surgical procedures.  CryoLife markets and sells products in more than 75 countries worldwide.  For additional information about CryoLife, visit our website, www.cryolife.com.

Cautionary Statement Regarding Forward-Looking Statements

Statements made in this press release and during the accompanying earnings webcast that look forward in time or that express management’s beliefs, expectations, or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations.  These forward-looking statements include those regarding: our expected future results of operations, growth, and business outlook; progress with the ongoing launch of  ProCol and PhotoFix; our ability to execute on our direct sales model, the increased efficiency and improved product availability we expect from new protocols implemented in our tissue processing business; our ability to obtain changes to the protocol for the PerClot IDE, to enroll additional clinical sites as quickly as we expect, if at all, or to obtain FDA approval for PerClot by 2018; and the ability to enhance our growth trajectory through business development activities.  Forward-looking statements also include all statements that are not historical facts and may be identified by terms such as “continues,” “plans,” “believes,” “expects,” “anticipates,” “could,” “look forward to,” or similar expressions and the negatives of those terms.    The risks and uncertainties affecting these statements include that: the financial benefits expected from our tissue processing improvements could be less than anticipated and may not be realized within the timeframes anticipated; our beliefs regarding the market and growth opportunities for ProCol and PhotoFix may be incorrect, and even if correct, there is no guarantee that we will successfully grow ProCol and PhotoFix sales; we may not recognize the anticipated benefits from our transition to a direct sales organization in France when we expect, or at all; the market opportunity for the expanded indication for BioGlue in Japan and sales with respect to that indication may begin later, and/or be less than anticipated; continued fluctuation of foreign currencies relative to the U.S. dollar could materially, adversely affect our business; and although our guidance does not reflect activities related to ongoing or future business development activities, consummation of material business development transactions during fiscal 2015 could have a significant impact on our business and could cause our actual performance for 2015 to change materially from our current predictions. These risks and uncertainties include the risk factors detailed in our Securities and Exchange Commission filings, including our Form 10-K for the year ended December 31, 2014 and our subsequent filings with the SEC. CryoLife does not undertake to update its forward-looking statements.

CRYOLIFE, INC. AND SUBSIDIARIES

Financial Highlights

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenues:
Products	$19,859	$20,405	$59,168	$60,210
Preservation services	16,844	16,664	46,892	47,280
Total revenues	36,703	37,069	106,060	107,490

Cost of products and preservation services:
Products	4,278	4,167	13,555	12,099
Preservation services	9,443	9,103	28,302	26,735
Total cost of products and
preservation services	13,721	13,270	41,857	38,834

Gross margin	22,982	23,799	64,203	68,656

Operating expenses:
General, administrative, and marketing	17,494	18,882	55,790	55,116
Research and development	2,960	1,902	7,896	6,607
Total operating expenses	20,454	20,784	63,686	61,723

Operating income	2,528	3,015	517	6,933

Interest expense	(78)	65	(18)	110
Interest income	(14)	(1)	(29)	(49)
Gain on sale of Medafor investment	--	--	(891)	--
Other (income) expense, net	(238)	4	204	(206)

Income before income taxes	2,858	2,947	1,251	7,078
Income tax expense (benefit)	713	621	(118)	1,532

Net income	$2,145	$2,326	$1,369	$5,546

Income per common share:
Basic	$0.08	$0.08	$0.05	$0.20
Diluted	$0.07	$0.08	$0.05	$0.19

Dividends declared per common share	$0.0300	$0.0300	$0.0900	$0.0875

Weighted-average common shares outstanding:
Basic	27,823	27,367	27,687	27,414
Diluted	28,596	28,268	28,487	28,345

CRYOLIFE, INC. AND SUBSIDIARIES

Financial Highlights

(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Products:
BioGlue and BioFoam	$14,283	$15,116	$42,844	$45,745
PerClot	975	998	2,987	3,057
CardioGenesis cardiac laser therapy	1,852	2,306	5,932	6,074
HeRO Graft	1,934	1,984	5,538	5,304
ProCol	371	1	908	30
PhotoFix	444	--	959	--
Total products	19,859	20,405	59,168	60,210

Preservation services:
Cardiac tissue	7,537	8,337	21,089	21,981
Vascular tissue	9,307	8,327	25,803	25,299
Total preservation services	16,844	16,664	46,892	47,280

Total revenues	$36,703	$37,069	$106,060	$107,490

Revenues:
U.S.	$29,370	$28,819	$84,181	$82,602
International	7,333	8,250	21,879	24,888
Total revenues	$36,703	$37,069	$106,060	$107,490

	September 30,	December 31,
	2015	2014

Cash, cash equivalents, and restricted cash and securities	$44,345	$39,259
Total current assets	112,828	106,028
Total assets	179,981	176,157
Total current liabilities	22,230	20,627
Total liabilities	28,088	27,472
Shareholders’ equity	151,893	148,685

CRYOLIFE, INC. AND SUBSIDIARIES

Reconciliation of

Non-GAAP Adjusted Net Income and Adjusted Income per Common Share – Diluted

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
GAAP:
Income before income taxes	$2,858	$2,947	$1,251	$7,078
Income tax expense (benefit)	713	621	(118)	1,532
Net income	$2,145	$2,326	$1,369	$5,546

Diluted income per common share:	$0.07	$0.08	$0.05	$0.19

Diluted weighted-average common
shares outstanding:	28,596	28,268	28,487	28,345

Reconciliation excluding items:

Income before income taxes, GAAP	$2,858	$2,947	$1,251	$7,078
Excluding:
Severance expenses	1,065	1,026	2,923	1,438
Business development expenses	817	1	1,880	18
Intangible impairment	--	--	457	--
Gain on sale of Medafor investment	--	--	(891)	--
Write-off of PerClot Topical inventory	--	--	498	--
Adjusted income before income taxes,
non-GAAP	4,740	3,974	6,118	8,534

Income tax expense calculated at a
proforma tax rate of 38%	1,801	1,510	2,325	3,243
Adjusted net income, non-GAAP	$2,939	$2,464	$3,793	$5,291

Adjusted net income, non-GAAP allocated to
participating securities – diluted	60	54	85	105
Adjusted net income, non-GAAP
applicable to common shareholders
– diluted	$2,879	$2,410	$3,708	$5,186

Diluted adjusted income per common share,
non-GAAP:	$0.10	$0.09	$0.13	$0.18

Diluted-weighted average common
shares outstanding, non-GAAP:	28,596	28,268	28,487	28,345

Investors should consider this non-GAAP information in addition to, and not as a substitute for, financial measures prepared in accordance with U.S. GAAP.  In addition, this non-GAAP financial information may not be the same as similar measures presented by other companies.  Non-GAAP adjusted net income and adjusted income per common share excludes expenses related to one-time expenses associated with certain employee departures, including the retirement of the Company’s former President, CEO, and Executive Chairman, expenses related to business development, expenses related to intangible impairment, the gain on sale of Medafor investment, and the write-off of PerClot inventory related to the injunction from the Medafor Litigation.    The above non-GAAP items have been calculated using a proforma tax rate of 38% for all periods.  The Company believes that this non-GAAP presentation provides useful information to investors regarding unusual non-operating transactions and the operating expense structure of the Company’s existing and recently acquired operations, without regard to its ongoing efforts to acquire additional complementary products and businesses and the transaction expenses incurred in connection with recently acquired product lines.  The Company does, however, expect to incur similar types of expenses in the future, and this non-GAAP financial information should not be viewed as a promise or indication that these types of expenses will not recur.